                                                                 EXHIBIT 10.66

[CONFIDENTIAL TREATMENT REQUESTED]

[Certain information has been omitted herein pursuant to a request for confidential treatment pursuant to Rule 24b-2.]


          MAGNETOCLUSTER BINDING ASSAY TECHNOLOGY AGREEMENT
- -------------------------------------------------------------------------------

                              by and between

                          BIOCLINICAL GROUP, INC.

                                     and

                           CORNING GLASS WORKS

                       Dated as of January 21, 1983










           MAGNETOCLUSTER BINDING ASSAY TECHNOLOGY AGREEMENT
           -------------------------------------------------

                     Dated as of January 21, 1983

     BIOCLINICAL GROUP, INC. (herein called "BioClinical"), a Delaware corporation, having its principal place of business at 767-B Concord Avenue, Cambridge, Massachusetts 02138, and CORNING GLASS WORKS (herein called "Corning"), a New York corporation, having its principal place of business at Houghten Park, Corning, New York 14831, acting for and on behalf of its CORNING MEDICAL & SCIENTIFIC DIVISION, having its offices at Medfield Industrial Park, Medfield, Massachusetts 02052, hereby agree as follows:

     1. BASIS FOR AGREEMENT. BioClinical has advised Corning (a) that BioClinical has developed methods and techniques for producing what are believed to be new and unique magnetically separable particles containing substances capable of binding other substances which, in turn, can be used for IN VITRO immunoassay and binding protein assay systems (the "BioClinical Magnetocluster Binding Assay Technology"); and
(b) that this development encompasses trade secrets and confidential information (the "BioClinical Confidential Information") as well as certain inventions on which BioClinical is applying for United States and foreign counterpart patent protection (the "BioClinical Patent Rights"). Corning has developed and markets world-wide a number of IN VITRO immunoassays and binding protein assay

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medical diagnostic products which Corning believes has advised
BioClinical could benefit from use of the BioClinical Magnetocluster Binding Assay Technology. Upon verification of the applicability of the BioClinical Magnetocluster Binding Assay Technology to Corning's medical diagnostic products, Corning desires to acquire from BioClinical the exclusive right and license to use the BioClinical Confidential Information and BioClinical Patent Rights and to apply the BioClinical Magnetocluster Binding Assay Technology to IN VITRO diagnostic immunoassay and binding protein assay systems developed or to be developed by Corning. The purpose of this Magnetocluster Binding Assay Technology Agreement is to set forth the terms and conditions under which BioClinical is willing to grant such exclusive rights and licenses to Corning, and under which Corning is willing to receive such rights and licenses, for this field-of-use.

     2. DEFINITIONS. For the purposes of this Agreement, the following terms, whether used in the singular or in the plural, shall have the following meanings:

          2.1. AFFILIATE. The term "Affiliate" shall mean any entity in which a party owns or controls fifty percent (50%) or more of the voting securities, equity participation or beneficial interest.

          2.2. BINDING ASSAY. The term "Binding Assay" shall mean a test to detect or measure the presence or amount of an analyte in a solution using as a mechanism the binding properties of the analyte and another substance for IN VITRO diagnostic testing.

          2.3. BIOCLINICAL CONFIDENTIAL INFORMATION. The term "BioClinical Confidential Information" shall mean and collectively include all technical information which is owned by BioClinical, disclosed to Corning hereunder from time to time and which is included in the BioClinical Magnetocluster Binding Assay Technology, to the extent that such information: (a) as of the date of disclosure to Corning, was not (1) known to Corning; or (2) disclosed in published literature; or (b) becomes generally available to industry; or (c) is subsequently obtained by Corning from a third party without binder of secrecy upon Corning, provided that Corning has no reason to believe that such third party is in breach of any confidentiality obligations to BioClinical. The term "BioClinical Confidential Information" does not include any confidential information relating solely to the Excluded Technology.

          2.4. BIOCLINICAL IMPROVEMENTS.  The term "BioClinical
Improvements" shall mean and collectively include all improvements in or modifications to the BioClinical Magnetocluster Binding Assay Technology

               (a) which are made apart from any collaboration with Corning at any time either by BioClinical, by any BioClinical Affiliate, by any third party under contract to or for the benefit of

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BioClinical or any BioClinical Affiliate, or by any two or more of such parties; or

               (b) which are acquired by BioClinical or by any BioClinical Affiliate; or

               (c) which are licensed by any third party to BioClinical or to any BioClinical Affiliate with the right to grant sublicenses to non-affiliates without accounting to others.

          2.5. BIOCLINICAL MAGNETIC PARTICLE TECHNOLOGY. The term "BioClinical Magnetic Particle Technology" shall mean and collectively include all technical information, including all inventions, methods, plans, processes, specifications, characteristics, raw material data, equipment design, know-how, experience, and trade secrets, (a) which was developed by or for BioClinical or any BioClinical Affiliate; and (b) which pertain to the production, processing and/or finishing of Uncoupled Magnetic Particles.

          2.6. BIOCLINICAL MAGNETOCLUSTER BINDING ASSAY TECHNOLOGY. The term "BioClinical Magnetocluster Binding Assay Technology" shall mean and collectively include all technical information, including all inventions, methods, plans, processes, specifications, characteristics, raw material data, equipment design, know-how, experience and trade secrets (a) which was or which may be developed by or for BioClinical or any BioClinical Affiliate; and
(b) which
pertains to (1) the production of magnetocluster particles used in Binding Assays or magnetically separable particles used in Binding
Assays and/or (2) the use of such magnetocluster particles or magnetically separable particles in diagnostic kits and/or in components thereof, for IN VITRO immunoassays and/or protein-binding assays. The term "BioClinical Magnetocluster Binding Assay Technology" shall not include any technical information which relates solely to any of the Excluded Technology.

          2.7. BIOCLINICAL PATENT RIGHTS. The term "BioClinical Patent Rights" shall mean and collectively include

               (a) all patentable inventions specifically pertaining to the BioClinical Magnetocluster Binding Assay Technology (1) which are subject to protection under the provisions of the Patent Act
[Title 35, United States Code] and/or any foreign patent laws; (2) which were in existence on the effective date of this Agreement and/or which may be made at any time during the Contract Period prior to December 31, 1992; and (3) which are legally and/or beneficially owned and/or controlled by BioClinical; and

               (b) any and all applications for United States Letters Patent which may be filed at any time covering such patentable inventions, as well as any and all divisions, continuations, continuations-in-part and renewals thereof, any and all United States Letters Patent which may be granted thereon, any and all reissues and extensions thereof, and any and all foreign counterpart applications and/or Letters Patent granted thereon.

The term "BioClinical Patent Rights" shall not include any patentable inventions and/or patent rights relating solely to any of the Excluded Technology.

          2.8. CONTRACT PERIOD. The term "Contract Period" shall mean the period beginning with the effective date of this Agreement and ending on the date on which this Agreement terminates in accordance with the provisions of Section 19 hereof.

          2.9. CORNING CONFIDENTIAL INFORMATION. The term "Corning Confidential Information" shall mean and collectively include

               (a) all business information pertaining to Corning or to any Corning Affiliate which BioClinical may learn in connection with any audit of Corning's and/or any Corning Affiliate's records pursuant to the provisions hereof; and

               (b) all technical information which is disclosed by Corning to BioClinical to the extent that such information: (1) as of the date of disclosure to BioClinical, was not (i) known to BioClinical; or (ii) disclosed in published literature; or (2) becomes generally available to industry; or (3) is subsequently obtained by BioClinical from a third party without binder of secrecy upon BioClinical, provided that BioClinical has no reason to believe that such third party is in breach of any confidentiality obligations to Corning.

          2.10. CORNING QUARTER. The term "Corning Quarter" shall mean the time encompassed by Period 1-3, 4-6, 7-10, and 11-13 of a Corning fiscal year, which approximates the calendar year. A Period shall mean a Corning standard four-week accounting period.

          2.11. DESIGNATED BINDING ASSAYS. The term "Designated Binding Assays" shall mean and collectively include the Binding Assays listed in Schedule A.

          2.12. EFFECTIVE DATE. The term "effective date of this Agreement" shall mean January 21, 1983.

          2.13. EXCLUDED TECHNOLOGY. The term "Excluded Technology" shall mean and collectively include all technical information, including all inventions, methods, plans, processes, specifications, characteristics, raw material data, equipment design, know-how, experience, and trade secrets (a) which was or may be developed by or for BioClinical or any BioClinical Affiliate; and (b) which solely pertains to the use of Magnetocluster particles for any products (including any Excluded Products) other than for use as Magnetocluster Binding Assay Products. The term "Excluded Technology" shall not include any technical information which is contained in the BioClinical Magnetocluster Binding Assay Technology.

          2.14. EXCLUDED PRODUCTS. The term "Excluded Products" shall mean and collectively include any products made by coupling an organic or inorganic moiety to Uncoupled Magnetic Particles, to form Magnetocluster particles which are not Magnetocluster Binding Assay Products.

          2.15. MAGNETOCLUSTER. The term "magnetocluster" shall mean those magnetic-gradient-dependent colloidal suspensions, within an appropriate solvent or carrier liquid, of ferrospinel compounds in which an organic and/or inorganic moiety is coupled by adsorptive and/or covalent bonding to a ferrospinel having the structure

          Fe(I)(I)(I)M(I)(I)(I)M(I)(I)M(o)(I)(I)O(4)

where the trivalent and divalent metal cations M(I)(I)(I) and M(o)(I)(I) each represents transition metals having an ionic radius small enough to fit within the interstitial sites located within such ferrospinel, the inorganic and/or organic moiety coupled to the ferrospinel being sufficiently insoluble in the solvent and/or carrier liquid to permit the magnetocluster to be separated from such solvent and/or carrier liquid by the application of a strong magnetic field gradient.

          2.16. MAGNETOCLUSTER BINDING ASSAY PRODUCTS. The term "Magnetocluster Binding Assay Products" shall mean and collectively include all products (a) which include Magnetoclusters used in a Binding Assay; and (b) which are used solely in diagnostic kits or components thereof for IN VITRO immunoassays and/or protein-binding assays. The term "Magnetocluster Binding Assay Products" shall not include any Excluded Products.

          2.17. NET ROYALTIES. The term "Net Royalties" shall mean the net royalties actually received by Corning from non-affiliated third party licensees under any of the BioClinical Confidential Information and/or BioClinical Patent Rights after deduction of all reasonable legal costs actually incurred by Corning in the licensing of such BioClinical Confidential Information and/or BioClinical Patent Rights to such non-affiliated third party licensees.

          2.18. NET SALES. The term "Net Sales" shall mean sales at the invoiced price of Magnetocluster Binding Assay Products after deduction of (a) all trade and quantity discounts actually allowed; (b) allowance or credits for returns; (c) sales commissions actually paid to non-affiliated third parties; and (d) sales or purchase or turnover taxes (if any) borne by Corning and its Affiliates but before any deduction for cash or prompt payment discounts.

          2.19. PRIOR AGREEMENT. The term "Prior Agreement" shall mean the Agreement to Supply Information in Confidence, dated September 10, 1982, by and between Corning and BioClinical.

          2.20. UNCOUPLED MAGNETIC PARTICLES. The term "Uncoupled Magnetic Particles" shall mean all magnetic ferrospinel particles (a) which embody or are made in accordance with the BioClinical Magnetic Particle Technology; and (b) which are suitable for utilization in Binding Assays.

     3. REPRESENTATIONS AND WARRANTIES. The following provisions relate to representations and warranties by the parties:

          3.1. BY BIOCLINICAL. BioClinical represents and warrants to Corning as follows:

               3.1.1. CORPORATE STANDING. BioClinical is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

               3.1.2. CORPORATE POWER AND AUTHORIZATION. BioClinical has all necessary corporate power to enter into and perform its obligations under this Agreement and has taken all necessary corporate action under the laws of the State of Delaware and its certificate of incorporation and by-laws to authorize the execution and consummation of this Agreement.

               3.1.3. OWNERSHIP. BioClinical either legally or beneficially owns or controls the entire right, title, and interest in and to

                    (a) the BioClinical Confidential Information, including the right (1) to grant licenses under any of the BioClinical Confidential Information; and (2) to preclude the unauthorized disclosure of any of the BioClinical Confidential Information; and

                    (b) the BioClinical Patent Rights, including the right (1) to grant licenses under any of the BioClinical Patent Rights; and (2) to enforce any issued patent or patents of the BioClinical Patent Rights against any third parties infringing any claim or claims of any patents including in such Patent Rights.

               3.1.4. NO LITIGATION. To the best of BioClinical's knowledge, there is no action, suit, claim, proceeding or governmental investigation pending or threatened against BioClinical with respect to the BioClinical Confidential Information or the BioClinical Patent Rights, either at law or in equity, before any court or administrative agency or before any governmental department, commission, board, bureau, agency or instrumentality, whether United States or foreign.

               3.1.5. NO OPTIONS. There are no outstanding options or rights in any third party to acquire any of the BioClinical Confidential Information, BioClinical Improvements or the BioClinical Patent Rights to be licensed to Corning hereunder.

               3.1.6. NO DEFAULT. To the best of BioClinical's knowledge, BioClinical is not in default with respect to any term or provision of any charter, by-law, mortgage, indenture, statute, rule or regulation applicable to it, or with respect to any order, writ, injunction, decree, rule or regulation of any court or administrative agency, which will preclude the performance of its obligations under this Agreement.

               3.1.7. NO CONFLICT. Neither the execution nor delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor the fulfillment of or compliance with the terms and provisions hereof will, to the best of BioClinical's knowledge, (1) violate any provisions of law, administrative regulation or court decree applicable to BioClinical; or (2) conflict with or result in a breach of any of the terms, conditions or provisions of or constitute a default under the certificate of incorporation or by-laws of

BioClinical, or of any agreement or instrument to which BioClinical is a party or by which it is bound.

               3.1.8. NO PRIOR DISCLOSURES. There have been no disclosures of BioClinical Magnetocluster Binding Assay Technology to any third parties whomsoever, and each employee of BioClinical having access to BioClinical Binding Assay Technology has executed and delivered to BioClinical an effective agreement whereby such employee will not disclose any such Technology except as directed by BioClinical.

          3.2. BY CORNING. Corning represents and warrants to BioClinical, as follows:

               3.2.1. CORPORATE STANDING. Corning is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York.

               3.2.2. CORPORATE POWER AND AUTHORIZATION. Corning has all necessary corporate power to enter into and perform its obligations under this Agreement and has taken all necessary corporate action under the laws of the State of New York and its certificate of incorporation and by-laws to authorize the execution and consummation of this Agreement.

               3.2.3. NO DEFAULT. To the best of its knowledge, Corning is not in default with respect to any term or provision of any charter, by-law, mortgage, indenture, statute, rule or regulation applicable to it, or with respect to any order, writ, injunction, decree, rule or regulation of any court or administrative agency, which will preclude the performance of its obligations under this Agreement.

               3.2.4. NO CONFLICT. Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor the fulfillment of or compliance with the terms and provisions hereof will, to the best of Corning's knowledge and belief, (1) violate any provision of law, administrative regulations or court decree applicable to Corning; or (2) conflict with or result in a breach of any of the terms, conditions or provisions of or constitute a default under the certificate of incorporation or by-laws of Corning, or any agreement or instrument to which Corning is a party or by which it is bound.


     4. GRANT OF LICENSE. The following provisions relate to the licenses to be granted by BioClinical to Corning hereunder:

          4.1 EXCLUSIVE LICENSE. Subject to the terms and conditions hereunder contained, BioClinical hereby grants to Corning the exclusive right and license throughout the world, with the right to grant sublicenses to others,

               (a) to produce, process or otherwise manufacture, to use, and to sell, Magnetocluster Binding Assay Products embodying or made in accordance with any of the BioClinical Confidential Information and/or BioClinical Patent Rights;

               (b) to preclude the unauthorized disclosure of such BioClinical Confidential Information to any third parties; and

               (c) to enforce any issued patent or patents of such BioClinical Patent Rights against any third-party infringers who utilize such Patent Rights for the manufacture, use and/or sale of Magnetocluster Binding Assay Products.

          4.2 EXCLUSIONS. Nothing contained in this Agreement shall be construed as granting Corning any right or license:

               (a) to produce, process or otherwise manufacture, to use, and to sell, any products other than Magnetocluster Binding Assay Products under the BioClinical Confidential Information and/or
BioClinical Patent Rights;

               (b) to use the Excluded Technology and related confidential information and/or patent rights for any purpose whatsoever; and

               (c) to utilize BioClinical Magnetic Particle Technology to produce, process or otherwise manufacture, to use, and to sell, Uncoupled Magnetic Particles for any purpose other than for the manufacture, use and/or sale of Magnetocluster Binding Assay Products by Corning or any sublicensed Corning Affiliate in accordance with the provisions of Sections 4.1 and 4 hereof.

          4.3 IRREVOCABILITY. After Corning has paid BioClinical all of the basic payments required pursuant to the provisions of Section 10 hereof, the exclusive license granted by BioClinical to Corning pursuant to the provisions of Section 4.1 and 4 hereof shall become irrevocable.

     5. TECHNICAL DEMONSTRATIONS. The following provisions relate to technical demonstrations by BioClinical and Corning's acceptance of the feasibility of using the BioClinical Magnetocluster Binding Assay
Technology:

          5.1. CORNING'S SPECIFICATIONS. Corning has established performance specifications for the Designated Binding Assays listed in Schedule A, and Schedule B sets forth these performance specifications, the dates for completion of the documentation and the format for the documentation, by which Corning shall require BioClinical to certify that it has met such performance specifications pursuant to the provisions of Section 5.2 hereof.

          5.2. PERFORMANCE. As a condition precedent to the effectiveness of the license granted by BioClinical to Corning pursuant to the provisions of Section 4.1 hereof and as a condition concurrent to Corning's obligations to pay BioClinical pursuant to the provisions of Section 10 hereof, BioClinical shall demonstrate that it can meet the performance specifications for the Binding Assays listed in Schedule B within the time periods set forth in such schedule, using materials for such Binding Assays furnished to it by Corning. BioClinical shall document that is has met each performance specification for Binding Assays on Schedule B to Corning in accordance with the data format provided to it by Corning and shall certify to Corning that it has met the performance specifications for such Magnetocluster Binding Assay Product established by Corning pursuant to the provisions of Section 5.1 hereof.

          5.3. ACCEPTANCE AND VALIDATION. Within twenty (20) days of receipt of BioClinical's certified documentation that it has met performance specifications for each particular Binding Assay in accordance with the provisions of Section 5.2 hereof, Corning shall notify BioClinical in writing either (a) that it has accepted the results set forth in such certified documentation as meeting its performance specifications for such Binding Assay; or (b) that it has rejected such results, particularly specifying the reasons for such rejection. In the event Corning rejects such results, BioClinical shall have sixty (60) days from the date of such notice of rejection to submit further documentation that it has complied with the Corning performance specification for such Magnetocluster Binding Assay Product to Corning's reasonable satisfaction.

          5.4. DISCLOSURE OF EXISTING TECHNOLOGY. Upon the execution of this Agreement, BioClinical agrees to disclose promptly to Corning all existing BioClinical Magnetocluster Binding Assay Technology which BioClinical deems necessary or useful to enable Corning to produce, process or otherwise manufacture, to use, and to sell, Magnetocluster Binding Assay Products.

          5.5. CONSULTING SERVICES. Recognizing that Corning contemplates the continuing development of Magnetocluster Binding Assay Products during the Contract Period after Corning's acceptance of BioClinical's documentation pursuant to the provisions of Sections 5.2 and 5.3 hereof, during the period between January 1, 1984 and December 31, 1988 BioClincial shall make available to Corning the consulting services of a competent senior scientist and technologist employed by BioClinical, without charge to Corning, for an aggregate of one man-year time for each BioClinical employee. Corning agrees to reimburse BioClinical the reasonable travel costs and living expenses incurred by BioClinical in making such BioClinical employees available to Corning outside the area of Eastern Massachusetts.

     6. DISCLOSURE OF IMPROVEMENTS BY BIOCLINICAL. Throughout that part of the Contract Period commencing with the effective date of this Agreement and ending December 31, 1992, BioClinical agrees to disclose to Corning in writing all BioClinical Improvements.

     7. BIOCLINICAL'S RIGHT TO ACQUIRE SUBLICENSES. Whenever BioClinical or any BioClinical Affiliate hereafter successfully develops a new Magnetocluster Binding Assay Product for other than a Designated Binding Assay, BioClinical shall disclose to Corning in writing all data concerning such coupling. Within one hundred twenty (120) days following the date of such disclosure, Corning shall notify BioClinical in writing either (a) that it rejects the resultant product for inclusion in its product line of clinical immunoassays; or (b) that it desires to manufacture, to use, and to sell, such product or products under its licenses on enumerated terms and conditions (the "Corning Proposal") proposed by Corning, which proposal shall be either accepted or rejected by BioClinical within sixty (60) days after receipt. If Corning rejects such product or if BioClinical rejects the Corning Proposal, then Corning shall grant to BioClinical such royalty-free sub-licenses under BioClinical Confidential Information, BioClinical Improvements and BioClinical Patent Rights as may be necessary to enable BioClinical to make, use and sell such product throughout the world for the life of such rights.

     8.   RESTRICTIONS ON DISCLOSURE AND USE OF CONFIDENTIAL
INFORMATION. The following provisions relate to restrictions on the disclosure and the use of Confidential Information by the parties:

          8.1. RESTRICTIONS BINDING ON BIOCLINICAL. BioClinical agrees as follows:

               8.1.1. CONFIDENTIALITY. BioClinical agrees to treat as confidential and to use only in the conduct of its business (a) all BioClinical Confidential Information which BioClinical has disclosed to Corning under the Prior Agreement and this Agreement; and (b) all Corning Confidential Information disclosed to it by Corning, except insofar as this Agreement authorizes the use of such BioClinical Confidential Information for other purposes.

               8.1.2. NON-DISCLOSURE AND NON-USE OF BIOCLINICAL CONFIDENTIAL INFORMATION. Unless this Agreement is terminated prior to December 31, 1992, BioClinical agrees until December 31, 2002 (a) not to disclose any of the BioClinical Confidential Information to any unauthorized third parties; and (b) not to use any of the BioClinical Confidential Information (1) except in its continuing program to create BioClinical Improvements to the BioClinical Magnetocluster Binding Assay Technology, and (2) except as otherwise permitted under the provisions of Sections 7 and
11.5 hereof.

               8.1.3. NON-DISCLOSURE AND NON-USE OF CORNING CONFIDENTIAL INFORMATION. Until either (1) December 31, 1992, or (2) ten (10) years from the date of initial disclosure to BioClinical of Corning Confidential Information, whichever occurs later, BioClinical agrees (a) not to disclose any of the Corning Confidential Information to any unauthorized third parties; and (b) not to use any of the Corning Confidential Information for the manufacture, use and/or sale of any products or for any other purpose whatsoever absent an express license from Corning.

          8.2. RESTRICTIONS BINDING UPON CORNING.  To protect
BioClinical's remainderman rights to the BioClinical Confidential
Information in the event of termination of this Agreement in accordance with Section 19, and to protect BioClinical's confidential information on the Excluded Technology, Corning agrees as follows:


               8.2.1. CONFIDENTIALITY. Until December 31, 1992, Corning agrees to treat as confidential and to use only in the conduct of its business all BioClinical Confidential Information disclosed to Corning under the Prior Agreement and this Agreement, except insofar as this Agreement authorizes its use for other purposes.

               8.2.2. NON-DISCLOSURE AND NON-USE. In the event this Agreement is terminated prior to December 31, 1992, Corning covenants that it will cease and refrain from disclosing or using any BioClinical Confidential Information disclosed to it by BioClinical under the provisions of the Prior Agreement or this Agreement until December 31, 2002.

     9. FURTHER PROVISIONS CONCERNING THE FILING, PROSECUTION, AND MAINTENANCE OF PATENT RIGHTS. The following further provisions relate to the filing, prosecution and maintenance of the licensed BioClinical Patent Rights:

          9.1. DOMESTIC PATENTS. BioClinical shall at its sole expense diligently pursue (a) filing and prosecuting any United States patent applications covering the BioClinical Patent Rights based on inventions made on or before its completion of the performance specifications for the Designated Binding Assays listed on Schedule B and the filing and prosecution of all divisions, continuations, continuations-in-part, reissues or re-examinations thereof; (b) prosecuting and defending any interference involving such domestic applications or any United States Letters Patent granted thereon; and (c) upon and after the grant of any Letters Patent on any of such applications, maintaining such Letters Patent in force and paying all fees and filing all necessary papers required for such purposes, provided that if the invention covered by any Letters Patent of such

Patent Rights has become obsolete or has for any other reason become commercially unimportant, then BioClinical, at its sole option but subject to Section 9.4 may discontinue all further expenditures in connection with maintaining such Letters Patent in force. Within thirty
(30) days after the filing by BioClinical of each United States patent application relating to BioClinical's Patent Rights, BioClinical shall provide a copy of such application to Corning.

          9.2. FOREIGN PATENTS.  Subject to the provisions of Section
9.3 hereof, BioClinical shall at its sole expense diligently pursue (a) filing any foreign counterpart applications and all divisions, continuations, and continuations-in-part thereof in Canada, France, Federal German Republic, Japan and the United Kingdom; (b) prosecuting such foreign applications and defending against conflicts or oppositions filed by third parties against such foreign applications; and (c) upon and after the grant of any Letters Patent on any of such applications, maintaining such Letters Patent in force and paying all taxes and filing all necessary papers required for such purposes by the patent laws of the particular country in which such Letters Patent were granted, provided that if the invention covered by any Letters Patent for such Patent Rights has become obsolete or has for any other reason become commercially unimportant, then BioClinical, at its sole option but subject to Section 9.4, may discontinue all further expenditures in connection with maintaining such Letters Patent in force.


          9.3. FOREIGN PATENTS REQUESTED BY CORNING. Within one hundred eighty (180) days after the filing by BioClinical of each such United
States patent application relating to BioClinical's Patent Rights, BioClinical shall inform Corning of the additional countries (over those referred to in Section 9.2), if any, in which BioClinical intends to file corresponding patent applications. Upon written request by Corning, BioClinical agrees to file, prosecute and maintain foreign counterpart patent rights in any country or countries not covered by the provisions of Section 9.2 hereof. Whenever Corning requests BioClinical to perform such services, Corning agrees to bear all reasonable costs incurred in the filing, prosecution and maintenance of such foreign Patent Rights.

          9.4. TRANSFER TO CORNING. In the event BioClinical exercises its right to discontinue all further expenses in connection with maintaining any such domestic or foreign patent applications or Letters Patent in force in accordance with Sections 9.1 and 9.2 hereof, then BioClinical shall provide notice thereof to Corning at least 120 days prior to the lapse of such rights. Upon timely written request, BioClinical shall timely assign such Letters Patent to Corning or to its nominee at least 90 days prior to the lapse of any such rights.

     10. BASIC PAYMENTS. Subject to the terms and conditions herein contained, in consideration for the exclusive license granted by BioClinical pursuant to the provisions of Section 4.1 hereof, Corning agrees to pay BioClinical basic payments in the aggregate amount of [Confidential Treatment Requested] Dollars, as follows:

          10.1.     INITIAL BASIC PAYMENT.  Upon the acceptance by
Corning pursuant to the provisions of Section 5.3 hereof of, BioClinical's certified documentation that it has met the performance specifications for free thyroxine (T(4)) as set forth in Schedule B, Corning shall pay BioClinical the sum of [Confidential Treatment Requested] Dollars.

          10.2. SECOND BASIC PAYMENT. Upon acceptance by Corning pursuant to the provisions of Section 5.3 hereof of BioClinical's certified documentation that it has met the performance specifications for thyroid stimulating hormone (TSH) as set forth in Schedule B, Corning shall pay BioClinical the sum of [Confidential Treatment Requested] Dollars.

          10.3. ENSUING BASIC PAYMENTS. Following the First and Second Basic Payments to BioClinical, subject to the prepayment provisions of Section 10.4 hereof and the provisions of Section 16 hereof, Corning agrees to pay the remaining [Confidential Treatment Requested] Dollars to BioClinical at the rate of [Confidential Treatment Requested]

[Confidential Treatment Requested] Dollars and [Confidential Treatment Requested] Cents [Confidential Treatment Requested] a month for forty-eight (48) consecutive months beginning the first month Corning receives and accepts certified documentation from BioClinical pursuant to the provisions of Section 5.3 relating to the remaining Binding Assays in accordance with the performance specifications set forth in Schedule B. All such monthly payments shall be made on the last day of each month on which such monthly payment is due.

          10.4. PREPAYMENT. Upon giving ten (10) days' written notice to BioClinical, Corning may at any time prepay the remaining amount due under Section 10.3 hereof at the net present value of such amount computed by applying the prime rate established by Citibank, N.A., New York, New York, in effect on the first day of the month on which Corning gives BioClinical notice of its election to prepay such remainder.

     11. EARNED AND MINIMUM ROYALTIES. In further consideration for the exclusive license granted by BioClinical pursuant to the provisions of Section 4.1 hereof, Corning agrees to pay BioClinical earned and minimum royalties as follows:

          11.1. EARNED ROYALTIES. In addition to the basic payments due BioClinical pursuant to the provisions of Section 10 hereof, Corning Agrees to pay BioClinical earned royalties at the rate set forth in the following

Royalty Schedule on all Net Sales of Magnetocluster Binding Assay Products sold by Corning and by its sublicensed Affiliates which embody or are made in accordance with the BioClinical Confidential Information (including all BioClinical Improvements) and/or BioClinical Patent
Rights:

                         ROYALTY SCHEDULE

[A] With respect to the Magnetocluster Binding Assay Products based on Binding Assays listed in Schedule A, the royalty rates shall be as follows:

     [1] On the first [Confidential Treatment Requested] of Net Sales of such Magnetocluster Binding Assay Products, the royalty rate shall be [Confidential Treatment Requested];

     [2] On the next [Confidential Treatment Requested] of Net Sales of such Magnetocluster Binding Assay Products, the royalty rate shall be [Confidential Treatment Requested];

     [3] On the next [Confidential Treatment Requested] of Net Sales of such Magnetocluster Binding Assay Products, the royalty rate shall be [Confidential Treatment Requested]; and

     [4] On all Net Sales of such Magnetocluster Binding Assay Products in excess of [Confidential Treatment Requested], prior to [Confidential Treatment Requested] the royalty rate shall be [Confidential Treatment Requested].

[B] With respect to the Magnetocluster Binding Assays other than those listed in Schedule A and which have been independently developed by Corning in accordance with the Corning Improvements, the royalty rate shall be either (1) three percent (3%) of the Net Sales of such Magnetocluster Binding Assay Products through December 31, 1992; or (2) the prevailing royalty rate set forth in subparagraph [A] above, whichever rate is higher.

[C] With respect to Magnetocluster Binding Assays other than those listed in Schedule A and which have been independently developed by BioClinical in accordance with the BioClinical Improvements and accepted by Corning pursuant to the provisions of Paragraph 7 hereof, the royalty rate shall be that mutually agreeable to BioClinical and Corning based on BioClinical's acceptance of the Corning Proposal.

          11.2. CONVERSION TO DOLLAR AMOUNTS. For the purposes of computing the applicable royalty payments in accordance with the provisions of Section 1.1 hereof, all Net Sales of Magnetocluster Binding Assay Products which are invoiced in currencies other than United States funds shall be converted to dollar amounts by multiplying the unit sales represented by each such transaction times the average dollar-denominated value of such unit sales during the same period.

          11.3. SUBLICENSES. In the event Corning grants any sublicenses to any non-affiliated third parties under the BioClinical Magnetocluster Binding Assay Technology (including any BioClinical Improvements), BioClinical Confidential Information and/or BioClinical Patent Rights at any time during the Contract period, then for each such sublicense Corning further agrees to pay BioClinical additional earned royalties at a rate equal to three-fourths (3/4) of the Net Royalties collected by Corning under such sublicense.

          11.4. WHEN SALE MADE. For the purposes of this Agreement, Magnetocluster Binding Assay Products made by Corning shall be considered sold (a) when billed out to a customer other than to a Corning Affiliate; or (b) when transferred or sold by Corning to a Corning Affiliate, except that upon the termination of this Agreement in accordance with the provisions of Section 19 hereof, all Magnetocluster Binding Assay Products manufactured and placed in inventory on or prior to the date of such termination which shall not have been billed out prior thereto shall be considered sold and therefore subject to royalty. Royalties paid on Magnetocluster Binding Assay Products not accepted by the customer and returned to Corning or to the particular sublicensed Corning Affiliate shall be credited against and deducted from future royalties, PROVIDED, HOWEVER, that if such returned Magnetocluster Binding Assay Products are resold by Corning or by any sublicensed Corning Affiliate, royalties shall be paid thereon.

          11.5. MINIMUM ROYALTIES. In the event that the earned royalties paid by Corning to BioClinical pursuant to the provisions of Section 11.1 hereof in any calendar year of the Contract Period do not equal or exceed the Minimum Royalty Schedule set forth in Schedule C, then Corning may elect either

               (a) to continue its exclusive license under the provisions of Section 4.1 hereof by paying BioClinical the difference between the Earned Royalty paid BioClinical for such calendar year and the amount for such calendar year set forth in Schedule C, such difference to be paid to BioClinical within sixty (60) days after the end of such calendar year; or

               (b) to grant BioClinical and its Affiliates an irrevocable, royalty-free right and license, with no right to grant sublicenses to others, to produce, process or otherwise manufacture, to use, and to sell, throughout the world, Magnetocluster Binding Assay Products embodying or made in accordance with the BioClinical Confidential Information (including BioClinical Improvements) and/or BioClinical Patent Rights.

          11.6.     CARRYOVER CREDIT.   If for any calendar year the
earned royalty paid or payable by Corning exceeds the minimum royalty for that year, such excess shall be available to Corning in later years as a credit against minimum royalties due BioClinical.

     12. RECORDS, REPORTS, AND ROYALTY PAYMENTS. The following provisions relate to records, reports, and royalty payments:

          12.1. RECORDS. Corning agrees to keep adequate and complete records showing all Magnetocluster Binding Assay Products sold with respect to which royalty is due under this Agreement. Such records shall include all information necessary to verify the total amount and computation of royalties due hereunder, and shall be open to inspection by BioClinical during reasonable business hours to the extent necessary to verify the amount thereof. Such inspection shall be made not more often than once each calendar year at the expense of BioClinical by a Certified Public Accountant appointed by BioClinical and to whom Corning has no reasonable objection, PROVIDED, HOWEVER, that if such inspection reveals that BioClinical was entitled to receive more than ten percent (10%) in excess of the amount reported by Corning to be due and payable to BioClinical during the period covered by such inspection, then Corning shall pay the cost of such audit. Corning shall not be required to retain said records for more than three (3) years after the close of any Corning Quarter.

          12.2. REPORTS. Within sixty (60) days from the close of any Corning Quarter throughout the Contract Period until December 31, 1992, Corning shall furnish BioClinical with a written report, signed by an authorized employee of Corning, showing (a) the dollar value of each Magnetocluster Binding Assay Product sold by Corning and by each of its sublicensees (if any) during the preceding Corning Quarter; (b) the dollar value of all Magnetocluster Binding Assay Products sold by Corning and by its sublicensees (if any) during the preceding calendar quarter-year; and
(c) the amount of earned royalties due on Magnetocluster Binding Assay Products sold by Corning and its sublicensees (if any) during the preceding Corning Quarter, computed pursuant to the provisions of Sections 11.1 and 11.2 hereof.

          12.3. ROYALTY PAYMENTS. With each such quarterly report, Corning shall remit to BioClinical the total amount of earned royalties shown thereby to be due and payable. If such earned royalties are unpaid when due and payable, interest shall be payable on the unpaid royalties from the due date until paid at a rate per annum which shall be at all times be the lesser of either (a) one percent (1%) in excess of the prime rate of the Citibank, N.A., New York, New York, then in force for short-term borrowings; or (b) the maximum legal rate then permitted under the laws of the State of New York.

     13. SUPPLY OF UNCOUPLED MAGNETIC PARTICLES. To enable Corning to manufacture Magnetocluster Binding Assay Products in accordance with the exclusive license granted by

BioClinical to Corning pursuant to the provisions of Section 4.1 hereof, BioClinical agrees to supply Corning's requirements for such Uncoupled Magnetic Particles as follows:

          13.1. INITIAL REQUIREMENTS. Throughout the calendar year 1983, BioClinical agrees to sell to Corning, and Corning agrees to purchase from BioClinical, all of Corning's requirements of Uncoupled Magnetic Particles at a price of [Confidential Treatment Requested] Dollars per gram, dry-weight basis, f.o.b. Cambridge, Massachusetts. All Uncoupled Magnetic Particles furnished by BioClinical to Corning pursuant to the provisions of this Section 13.1 shall meet mutually agreed specifications.

          13.2. SUBSEQUENT SUPPLY ARRANGEMENTS. During each calendar year of the Contract Period commencing January 1, 1984, and ending December 31, 1992, BioClinical and Corning agree to negotiate an annual requirements contract, satisfactory in form and substance to each party, under which INTER ALIA, BioClinical would sell to Corning, all of Corning's requirements of Uncoupled Magnetic Particles for such calendar year at a price not to exceed BioClinical's direct manufacturing cost for the next preceding year plus [Confidential Treatment Requested] as determined in accordance with generally accepted accounting principles consistently applied by BioClinical. Corning shall have the right through an auditor, who shall be reasonably acceptable to BioClinical, to verify BioClinical's manufacturing cost from original records no more frequently than once annually. Corning shall bear the cost of such audit and shall reimburse BioClinical for out of pocket costs reasonably incurred thereby.

          13.3. CORNING'S ELECTION TO MANUFACTURE. Corning may give written notice to BioClinical (i) whenever control of the management of BioClinical shall change prior to January 1, 1993, by transfer of capital stock, merger, consolidation, amalgamation or otherwise, or (ii) at any time on or after December 1, 1991, that Corning elects to manufacture or have manufactured its requirements of Uncoupled Magnetic Particles and BioClinical agrees thereafter to disclose and license its Magnetic Particle Technology to Corning in accordance with the provisions of Section 13.4 hereof.

          13.4. CONTINGENT DISCLOSURE AND LICENSE OF BIOCLINICAL MAGNETIC PARTICLE TECHNOLOGY. In the event either (1) that BioClinical is unable (for any reason, whether or not such inability may be a result of an event of force majeure) or unwilling to meet Corning's requirements for Uncoupled Magnetic Particles during any calendar year of the Contract Period commencing January 1, 1984, or (2) that Corning elects to manufacture or have manufactured its own requirements for Uncoupled Magnetic Particles pursuant to the provisions of
Section 13.3 hereof, then BioClinical agrees

               (a) to disclose to Corning within 30 days after Corning's written request therefore BioClinical Magnetic Particle Technology in sufficient detail to enable Corning to construct or to have constructed a turn-key plant to manufacture its requirements of Uncoupled Magnetic Particles; and

               (b) if the exclusive license granted pursuant to the provisions of Section 4.1 hereof has not been terminated, to grant
Corning a non-exclusive, royalty-free right and license, with the right to grant sublicenses solely to the Corning Affiliates, to produce, process or otherwise manufacture, and to use, Uncoupled Magnetic Particles in accordance with BioClinical's Magnetic Particle Technology and/or any related confidential information and/or patent rights, solely for Corning's and for Corning's sublicensed Affiliate's manufacture of Magnetocluster Binding Assay Products and for no other purpose whatsoever.

     14. EXTENSION OF SUBLICENSES. All sublicenses extended by Corning under any of the BioClinical Confidential Information and/or BioClinical Patent Rights shall include the following provisions:

          14.1. RECORDS. The sublicensee shall (a) keep adequate and complete records showing the place of manufacture, and the net sales at each place, of all Magnetocluster Binding Assay Products sold by it pursuant to its sublicensee; (b) allow such records to be inspected at reasonable business hours by Corning; and (c) furnish Corning on or before the last day of each January , April, July and October with a signed written report, showing the places of manufacture and sale and the net sales at each place of all Magnetocluster Binding Assay Products sold or used by the sublicensee during the preceding calendar quarter-year.

          14.2. CONFIDENTIALITY. The sublicensee shall agree to treat as confidential and to use only in the conduct of its business all BioClinical Confidential Information disclosed to it by Corning. The sublicensee shall further covenant that it will exercise every reasonable precaution to preclude the disclosure by any of its directors, officers, employees or agents to other parties of BioClinical Confidential Information disclosed to it by Corning.

          14.3. NON-DISCLOSURE AND NON-USE. In the event that the sublicense agreement is terminated prior to December 31, 1992, the sublicensee shall agree that it will cease and refrain from disclosing or using any BioClinical Confidential Information disclosed to it by Corning until December 31, 2002.

     15. INFRINGEMENT CHARGES AGAINST CORNING. The following provisions relate to infringement charges against Corning:

          15.1. CORNING'S OPTIONS. In the event any claim is made against Corning during the first five (5) calendar years of the Contract Period alleging that its manufacture of Magnetocluster Binding Assay Products in accordance with the BioClinical Confidential Information and/or BioClinical Patent Rights infringes any United States Letters Patent of a third party, Corning shall promptly notify BioClinical in writing and BioClinical shall grant Corning the option for a period of one hundred twenty (120) days from the date of such claim either

               (a) to negotiate directly with such third party for a license under the third party's patent, upon the election of which BioClinical will agree to reduce Corning's royalty payments pursuant to the provisions of Section 15.2 hereof; or

               (b) to have BioClinical, at BioClinical's own expense, undertake to settle such claim or to defend any legal proceedings based thereon, upon the election of which option BioClinical will agree (1) to undertake to settle such claim or defend such legal proceeding pursuant to the provisions set forth in Section 15.3 hereof; and (2) to reimburse Corning pursuant to the provisions set forth in Section 15.4 hereof.

          15.2. CORNING'S RIGHT TO NEGOTIATE. In the event Corning elects to negotiate directly with such third party for a license under the third party's patent, BioClinical agrees to reduce Corning's royalty payments to BioClinical by the amount which Corning has to pay such third party for such patent license, provided that such reduction does not reduce the continuing royalties to be paid to BioClinical under this Agreement below seventy-five (75%) percent of the rates set forth in Section 11.1 of this Agreement and provided further that any royalty payments made by Corning to any such third parties shall be credited to Corning against Earned Royalties for the purpose of determining whether Corning has met the minimum royalty payment as provided in Schedule C.

          15.3. BIOCLINICAL'S OBLIGATIONS TO DEFEND. In the event that Corning elects to have BioClinical undertake to settle such claim or to defend any legal proceedings based thereon, BioClinical agrees at its own expense to undertake to settle such claim or to defend any legal proceeding based thereon in the event settlement cannot be reached permitting Corning to manufacture Magnetocluster Binding Assay Products in accordance with the BioClinical Confidential Information and/or BioClinical Patent Rights, PROVIDED, HOWEVER, that if Corning declines to make any reasonable modifications (i.e., that do not materially and adversely affect the utility, marketability or value of the product) to the Magnetocluster Binding Assay Product(s) which BioClinical proposes be made to avoid the alleged infringement or to minimize the risk of liability therefor, BioClinical's obligations to settle such claim or to defend such legal proceeding shall thereupon terminate. Throughout the pendency of such legal proceedings, Corning shall continue to pay royalties to BioClinical in accordance with the terms of this Agreement. Corning shall cooperate fully in any defense of such legal proceedings and shall, among other things, furnish information and evidence, including testimony by Corning, its agents and employees, as BioClinical may request with respect to the acts of Corning allegedly constituting infringement.

          15.4. CORNING'S RIGHT IF INFRINGEMENT UPHELD. If any such legal proceedings are finally determined against Corning by a court of competent jurisdiction from which no appeal is taken within the time permitted for appeals, and if the adjudication is such that Corning cannot make, use or sell Magnetocluster Binding Assay Products in accordance with the BioClinical Confidential Information and/or BioClinical Patent Rights licensed hereunder without infringing the United States Letters Patent held infringed in such legal proceedings, then Corning may elect either

               (a) to terminate this Agreement forthwith by written notice to BioClinical, in which event BioClinical shall reimburse Corning for damages assessed against and paid by Corning in such legal proceedings to the extend of royalties theretofore paid under Section
11.1 of this Agreement; or

               (b) to continue this Agreement, in which event (1) BioClinical shall reimburse Corning for damages assessed against and paid by Corning in such legal proceedings to the extent of royalties theretofore paid under Section 11.1 of this Agreement; and (2) thereafter, Corning shall continue to pay royalties to BioClinical throughout the remainder of the Contract Period at fifty percent (50%) of the rates set forth in Section 11.1 of this Agreement.

     16. CONTINGENT REDUCTION OF ROYALTIES. If no United States patent covering BioClinical Magnetocluster Binding Assay Technology issues on or before December 31, 1986 or if such patent issues but is declared invalid or unenforceable during the Contract Period, or if Corning is not using such patent, or if a substantial amount of the BioClinical Confidential Information licensed hereby to Corning shall become public information without breach of this Agreement, and a third party is using or selling Magnetocluster Binding Assay Products in the United States that compete with Magnetocluster Binding Assay Products sold by Corning resulting in gross revenues to such party in excess of (i) One Million Dollars ($1,000,000) per year for all such Magnetocluster Binding Assay Products, or (ii) Five Hundred Thousand Dollars ($500,000) with respect to Magnetocluster Binding Assay Products for a single Binding

Assay and as to which Products payments are being made by Corning to BioClinical under Sections 10 and 11 hereof, then future payments to be made under Sections 10 and 11 shall be reduced to one-half of the amounts therein provided.

     17. PRODUCT LIABILITY INDEMNIFICATIONS. Neither BioClinical nor any of its subsidiaries or other affiliates assume any responsibility for the manufacture or product specifications or end-use of any products which are manufactured by or for or sold by Corning or by any sublicensed Corning Affiliate under the BioClinical Magnetocluster Binding Assay Technology, BioClinical Confidential Information and/or BioClinical Patent Rights. All warranties in connection with such products shall be made by Corning (or by the particular Corning Affiliate involved) as manufacturer and/or seller and shall not directly or impliedly obligate BioClinical or any of its subsidiaries or other affiliates. Corning hereby indemnifies and hold harmless BioClinical, its subsidiaries and other affiliates rom any claim by third parties alleging that the manufacture, recommended use, deliver or operating performance of any Magnetocluster Binding Assay Products have failed to comply with any warranty or contract between Corning (or the Corning Affiliates) and such third party.

     18. ARBITRATION. In the event any dispute shall arise between BioClinical and Corning with respect to any of the terms and conditions of this Agreement, then such dispute shall be submitted and finally settled by arbitration which shall be held in Boston, Massachusetts, pursuant to the prevailing Rules of the American Arbitration Association. The arbitrators shall include one nominee of BioClinical and nominee of Corning and a third person jointly selected by said nominees. In the vent the respective nominees of BioClinical and Corning are unable to jointly select such third person, then BioClinical and Corning shall request the American Arbitration Association at Philadelphia, Pennsylvania, to designate the third arbitrator.

     19. TERM AND TERMINATION. The following provisions shall relate to the term and termination of this Agreement:

          19.1. TERM. Unless sooner terminated in a manner herein provided, this Agreement shall continue in force until either (a) the last-to-expire of any patent included in BioClinical Patent Rights; or
(b) December 31, 1997 if no patents are included in BioClinical Patent
Rights.

          19.2. TERMINATION. This Agreement may be terminated at any time prior to the term set forth in Paragraph 19.1 hereof, as follows:

               19.2.1.  BY CORNING.  In the event either that
BioClinical fails to meet performance specifications for each of the Binding Assays in Schedule B in accordance with the provisions of
Section 5.2 or Section 5.3 hereof, then Corning may terminate this Agreement by giving BioClinical sixty

(60) days' written notice setting forth the effective date of such termination.

               19.2.2. BY BREACH. In the event either party shall materially breach any of the terms, conditions and agreements contained herein to be kept, observed and performed b y it, then the other party may terminate this Agreement, at its option and without prejudice to any of its other legal and equitable fights and remedies, by giving the party which committed the breach sixty (60) days' notice in writing, particularly specifying the breach, unless the notified party within such sixty (60) day period shall have cured the breach.

               19.2.3. BY BANKRUPTCY. In the event (1) BioClinical shall become insolvent or shall suspend business, or shall file a voluntary petition or any answer admitting the jurisdiction of the Court and the material allegations of, or shall consent to an involuntary petition pursuant to or purporting to be pursuant to any reorganization or insolvency law of any jurisdiction, or shall make an assignment for the benefit of creditors, or shall apply for or consent to the appointment of a receiver or trustee of a substantial part of its property, and (2) no BioClinical Affiliate shall undertake to assume BioClinical's obligation under the provisions of this

Agreement within ninety (90) days from the date on which BioClinical becomes so disabled, then to the extent permitted by law Corning may thereafter immediately terminate this Agreement by giving written notice of termination to BioClinical.

     20. MISCELLANEOUS PROVISIONS. The following miscellaneous provisions shall apply to this Agreement:

          20.1. INDEPENDENT CONTRACTORS. No agency, partnership or joint venture is hereby established. Neither BioClinical nor Corning shall enter into, or incur, or hold itself out to third parties as having authority to enter into or incur on behalf of the other party any contractual obligations, expenses or liabilities whatsoever.

          20.2. NOTICES. All notices and communications provided for hereunder shall be in writing and shall be mailed or delivered to the business address of the respective parties aforementioned, or to such other address as either party shall designate in writing to the other.

          20.3. BENEFITS. All terms and provisions of this Agreement shall bind and inure to the benefit of the parties hereto and to their respective successors and assignees.

          20.4. GOVERNING LAW. This Agreement shall be executed within, governed by and interpreted in accordance with the laws of the State of New York.

          20.5.     COUNTERPARTS.  This Agreement shall be
executed simultaneously in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

          20.6. ENTIRE UNDERSTANDING. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof. No modifications, extensions, or waiver of any provisions hereof or any release of any right hereunder shall be valid, unless the same is in writing, contains reference to this Agreement and sets forth the plan or intention to modify same, and is consented to by all parties hereto.

          20.7. HEADINGS. The headings of this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

     IN WITNESS WHEREOF, BioClinical and Corning have caused their respective corporate seals to be hereto affixed and duly witnessed and these presents to be signed by their respective corporate officers thereunto duly authorized.

                         BIOCLINICAL GROUP, INC.



                         By ------------------------------------

                         Signed at Norwood, Mass.
                         on the 21st day of January, 1983


ATTEST:  [SEAL]

- ---------------------------

                         CORNING GLASS WORKS



                         By ------------------------------------

                         Signed at Norwood, Mass.
                         on the 21st day of January, 1983


ATTEST: [SEAL]

- ---------------------------
Assistant Secretary